Exhibit 5.2

Email jwilson@applebyglobal.com

Direct Dial +1 441 298 3559

Tel +1 441 295 2244

Fax +1 441 292 8666

Your Ref

Appleby Ref 132386.0031

4 June 2018

Genpact Luxembourg S.à r.l. 12F, Rue Guillaume Kroll L-1882 Luxembourg

Bermuda Office Appleby (Bermuda) Limited Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 Fax +1 441 292 8666 applebyglobal.com	Genpact Limited Canon’s Court 22 Victoria Street Hamilton HM 12, Bermuda and Wells Fargo Securities, LLC 550 South Tyron Street, 5th Floor Charlotte, NC 28202 Dear Sirs
Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Genpact Limited (Company)

This opinion as to Bermuda law is addressed to you in connection with the guarantee by the Company of the obligations of Genpact Luxembourg S.à r.l. (Issuer) pursuant to the indenture, including the guarantee contained therein (Indenture) and the supplemental indenture (Supplemental Indenture) each dated as of 27 March 2017 among the Issuer, the Company (as guarantor) and Wells Fargo Bank, National Association (Trustee), and the offer by the Issuer to exchange up to US$350,000,000 aggregate principal amount of 3.700% senior notes due 2022 (Exchange Notes) of the Issuer, such Exchange Notes to be issued in exchange for any and all of the Issuer’s outstanding unregistered 3.700% senior notes due 2022 that were issued in a private offering on 27 March 2017, pursuant to the registration statement on Form S-4 to which this opinion is attached as an exhibit (Registration Statement). The Company has requested that we provide this opinion in connection with the Subject Agreements (as defined in the Schedule to this opinion).

For the purposes of this opinion we have examined and relied upon the documents (Documents) listed, and in some cases defined, in the Schedule to this opinion, together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Indenture.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles ◾ Shanghai ◾ Zurich

1.	Assumptions

In stating our opinion we have assumed:

1.1	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

1.2	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

1.3	the genuineness of all signatures on the Documents;

1.4	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Subject Agreements);

1.5	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

1.6	that the Subject Agreements have been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

1.7	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Subject Agreements or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Subject Agreements is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

1.8	that none of the parties to the Subject Agreements maintains a place of business (as defined in section 4(6) of the Investment Business Act 2003) in Bermuda;

1.9	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Search been materially altered;

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles  ◾ Shanghai ◾ Zurich

1.10	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

1.11	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all the Directors of the Company as unanimous written resolutions of the Board of Directors of the Company and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Subject Agreements, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

1.12	that the Trustee has no express or constructive knowledge of any circumstance whereby any Director of the Company, when the Board of Directors of the Company adopted the Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

1.13	that the Company has entered into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Company; and

1.14	that each transaction to be entered into pursuant to the Subject Agreements is entered into in good faith and for full value and will not have the effect of fraudulently preferring one creditor over another.

2.	Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

2.2	The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under the Subject Agreements and to take all action as may be necessary to complete the transactions contemplated thereby.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles  ◾ Shanghai ◾ Zurich

2.3	The execution, delivery and performance by the Company of the Subject Agreements and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company.

2.4	The Subject Agreements have been duly executed by or on behalf of the Company and each constitute legal, valid and binding obligations of the Company, enforceable against the Company.

3.	Reservations

We have the following reservations:

3.1	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

3.2	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

3.3	Any provision in the Subject Agreements that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

3.4	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book and/ or Judgment Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book and/ or Judgment Book do not reveal:

3.4.1	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

3.4.2	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles  ◾ Shanghai ◾ Zurich

3.4.3	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

3.4.4	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

3.4.5	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (overseas companies) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

3.5	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

3.6	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date and time of such search.

3.7	In opinion paragraph 2.1 above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.

Disclosure

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles  ◾ Shanghai ◾ Zurich

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission. This opinion may be relied upon by Cravath, Swaine & Moore LLP in connection with the provision of its legal opinion to be rendered in connection with the Registration Statement.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles  ◾ Shanghai ◾ Zurich

SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 4 June 2018 (Company Search).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 4 June 2018 (Litigation Search).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Amended and Restated Bye-Laws of the Company (collectively referred to as the Constitutional Documents).

4.	A PDF copy of the unanimous written resolutions of the Board of Directors of the Company adopted on 13 March 2017 (Resolutions).

5.	A certified copy of the Foreign Exchange Letter dated 29 March 2007 issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

6.	A certified copy of the Tax Assurance Certificate dated 28 February 2012 issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

7.	A Certificate of Compliance dated 24 May 2018 issued by the Registrar of Companies in respect of the Company.

8.	A certified copy of the Register of Directors and Officers in respect of the Company.

9.	A PDF copy of the executed Indenture, including the Guarantee therein.

10.	A PDF copy of the executed Supplemental Indenture, including the Form of Note attached thereto.

11.	A PDF copy of the executed registration rights agreement dated 27 March 2017 and made between the Company, the Issuer, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC (Registration Rights Agreement).

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles  ◾ Shanghai ◾ Zurich

12.	A PDF copy of the Registration Statement dated 4 June 2018.

(The Indenture, the Supplemental Indenture, Registration Rights Agreement and the Registration Statement are hereinafter collectively referred to as the Subject Agreements)

Bermuda ◾ British Virgin Islands ◾ Cayman Islands ◾ Guernsey ◾ Hong Kong ◾ Isle of Man ◾ Jersey ◾ London ◾ Mauritius ◾ Seychelles  ◾ Shanghai ◾ Zurich